UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2018

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Prepayment of Final Installment of Trust Contribution

As previously disclosed, effective as of December 23, 2014 (the “Effective Date”), Bondex International, Inc., its parent company, Specialty Products Holdings Corp., and other related entities emerged from bankruptcy pursuant to a plan of reorganization (the “Plan”). Under the Plan, a trust was created for the benefit of current and future asbestos personal injury claimants. The trust is funded by RPM International Inc. (“RPM”) through four contributions:

•	$450 million in cash, which RPM deposited into the trust on the Effective Date;

•	$102.5 million in cash, which RPM deposited into the trust on December 23, 2016 (the second anniversary of the Effective Date);

•	$119.1 million in cash, which RPM deposited into the trust on May 25, 2017, which represents a discount from the $120.0 million that was due on December 23, 2017 (the third anniversary of the Effective Date) as a result of the earlier payment date; and

•	a final payment of $125.0 million in cash, RPM stock, or a combination thereof (at RPM’s discretion), to be deposited into the trust on or before December 23, 2018 (the fourth anniversary of the Effective Date).

As permitted by the Plan, RPM elected to make the final installment payment described above in advance of its December 23, 2018 due date, and deposited $123.6 million in cash into the trust on May 29, 2018, which represents a discount from the $125.0 million due to the earlier payment date. RPM used cash on hand to fund the final installment payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc. (Registrant)
Date: May 29, 2018

/s/ Edward W. Moore
Edward W. Moore
Senior Vice President, General Counsel and Chief Compliance Officer